UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 11, 2007
HANMI FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30421	95-4788120

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California		90010

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (213) 382-2200
NA

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 11, 2007, the Board of Directors of Hanmi Financial Corporation (the “Company”) nominated Dr. Sung Won Sohn, Dr. Won R. Yoon, Mr. Mark K. Mason, and Mr. Ki Tae Hong as Class II directors for election at the Company’s forthcoming 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”). Mr. M. Christian Mitchell was not nominated for another term as a director. In response to the nomination decisions, Directors Kraig A. Kupiec and William J. Ruh each communicated to the Company their resignation from the Company’s Board of Directors as of April 12, 2007. On April 17, 2007, each of Mr. Kupiec and Ruh furnished the Company with resignation letters, copies of which are attached hereto as Exhibits 17.1 and 17.2, respectively. Mr. Kupiec served on the Company’s Audit Committee and Nominating and Corporate Governance Committee, and Mr. Ruh served on the Company’s Compensation Committee and Planning Committee.
     In early 2006, Mr. Ruh became the Chairman of the Board and Chief Executive Officer of First Chicago Bancorp in Chicago, IL and Mr. Mitchell became a director of First Chicago Bancorp. On June 21, 2006, the Company adopted a revision to its Corporate Governance Guidelines prohibiting directors of Hanmi Financial Corporation from serving as directors on any other depository institution (“Interlock Policy”). The Interlock Policy included a clause, which provided that exemptions may be granted by the Company’s Board of Directors. Mr. Kupiec, Mr. Mitchell and Mr. Ruh cast dissenting votes on the adoption of the Interlock Policy. Mr. Mitchell and Mr. Ruh each requested exemptions to the Interlock Policy, which were not granted by the Board of Directors. The Interlock Policy was the basis for the exclusion of Mr. Mitchell from the 2007 slate of nominees by the Board of Directors.
     The Company has confirmed Mr. Mitchell’s intention to serve as a director until his term ends at the 2007 Annual Meeting. Both Dr. Sohn and Dr. Yoon are incumbent directors of the Company. Mr. Hong has served as a director of Hanmi Bank since 1983.
     On April 13, 2007, the Board of Directors appointed Mr. Mark K. Mason to serve as a Class III director of the Company. Mr. Mason was moved from the class of nominees for election at the 2007 Annual Meeting to the class of directors that will be up for election at the 2008 Annual Meeting as a result of the resignation of Mr. Ruh and in accordance with the Company’s Bylaws which require that the directors be divided into three equal classes, to the extent possible. Mr. Mason, 46, currently is a consultant to the financial industry. He previously served as President, Chief Executive Officer and Vice-Chairman of the Board of Bank Plus Corporation and President, Chief Executive Officer and Chairman of the Board of Bank Plus’ subsidiary, Fidelity Federal Bank. Mr. Mason will serve on the Company’s Audit, Compensation and Planning Committees. A press release dated April 17, 2007, regarding Mr. Mason’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     In connection with the departure of Mr. Ruh from the Company’s Board of Directors, on April 17, 2007, the Company entered into a Put Option Agreement with Mr. Ruh and Mr. John M. Eggemeyer (the “Warrant Holders”) to provide that the Company will, at the request of the Warrant Holders, between the period of May 6, 2007 and June 15, 2007, repurchase Common Stock Purchase Warrants (each, a “Warrant”) held by the Warrant Holders at a purchase price equal to the product of (i) the average of the closing price per share of the Company’s common stock as reported on the Nasdaq Global Select Market over the five (5) trading days prior to the date of notice of exercise of the right to have the Warrant repurchased, and (ii) the number of shares of Company common stock which can be purchased upon exercise of the Warrant, minus the aggregate exercise price of the Warrant if the Warrant were exercised in full. If the Warrant Holders do not exercise their right to have the Warrants repurchased by the Company between May 6, 2007 and June 15, 2007, all rights and obligations under the Warrant shall remain in full force and effect under the original terms of the Warrant. The Warrant Holders currently hold Warrants to purchase 250,724 shares of the Company’s common stock at a purchase price of $9.50 per share of common stock. The Warrants were originally issued to affiliates of Castle Creek Financial, LLC for services rendered in connection with the placement of the Company’s equity securities.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

17.1	Letter of Resignation from Mr. Kraig A. Kupiec, dated April 17, 2007

17.2	Letter of Resignation from Mr. William J. Ruh, dated April 17, 2007

99.1	Press Release dated April 17, 2007, issued by Hanmi Financial Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANMI FINANCIAL CORPORATION
Date: April 17, 2007	By:	/s/ Sung Won Sohn
Dr. Sung Won Sohn
President & Chief Executive Officer